EXHIBIT 99.1


On November 29, 2001, the Registrant issued the following press release:


                   "PYR ENERGY REPORTS PRELIMINARY FISCAL YEAR
                   ENDED AUGUST 31, 2001 FINANCIAL RESULTS AND
                      UPDATES OPERATIONS AT EAST LOST HILLS

     DENVER -- PYR Energy Corporation (AMEX:PYR) reports that for its fiscal year ended August 31, 2001 the Company expects to report a loss from operations in the approximate amount of $13.1 million (approximately 59 cents per common share). As described in more detail below, the loss results primarily from a $13.3 million non-cash accounting charge to reduce the carrying value of its oil and gas properties.

     During the year ended August 31, 2001, the Company received approximately $1.2 million as its first revenues from oil and gas production from the ELH #1 well, which commenced production on February 6, 2001. Concurrent with the Company's fiscal year end August 31, 2001, the Company engaged Netherland, Sewell & Associates, Inc., independent petroleum engineers, to prepare a reserve report for its ownership interest in the East Lost Hills project.

     In accordance with standards followed by independent petroleum engineers, the estimates of proved reserves are based on the information available at this time. Inadequate water disposal capacity and time delays in bringing on additional production have resulted in limitations in production volumes. In addition, mechanical difficulties associated with drilling in a very difficult and challenging environment have caused drilling costs to be substantially higher than expected. Based on this historical data, the results of the reserve report indicate that the projected reserves at East Lost Hills are uneconomic. As experience is gained in drilling additional wells and as more production, tests, and pressure data become available, future reserve estimates may change.

     D. Scott Singdahlsen, President of PYR stated, "Given that we are in the early stage of development and have encountered limited production rates, drilling cost overruns and delays in establishing additional production, the results of the reserve report are understandable. In spite of the results of the reserve report, we remain optimistic about the East Lost Hills project and continue to evaluate the ongoing economics as more wells are drilled and additional production is brought on line. Substantial operating activities continue at East Lost Hills as we are currently drilling three wells and are taking the necessary steps to address the water disposal issues."

     As required for oil and gas companies utilizing the full cost method of accounting for oil and gas activities, the Company capitalizes all costs associated with acquisition, exploration and development activities. Capitalized costs, excluding costs of investments in unproved properties and major development projects, are subject to a "ceiling test limitation." Under the ceiling test, capitalized costs may not exceed an amount equal to the present value, discounted at 10%, of the estimated future net cash flows from proved oil and gas reserves. If capitalized costs exceed this ceiling, an impairment is recognized. Because the Company had no proved reserves as of August 31, 2001, it is required to record an impairment against its entire amortizable cost pool. At August 31, 2001, the Company's amortizable cost pool included approximately $10.5 million of costs at East Lost Hills including drilling and completion costs associated with its working interests in the ELH #1, ELH #2, ELH #3, Bellevue 1-17 and 1-17R wells and allocated land, geological and geophysical costs. Also included in the impairment calculation are capital costs associated with the Company's Southeast Maricopa project and costs associated with the Company's interests in the Cal Canal and Lucky Dog prospects in the approximate amount of $2.8 million.


     The continuing operations at East Lost Hills include the following activity:

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     The ELH #1 well continues to produce natural gas, liquid hydrocarbons and water. The disposal of the water production from this well continues to be constrained by limitations in water volumes accepted at the existing water disposal facilities. In order to alleviate this constraint, the participants are currently in the process of preparing to drill a water disposal well and to build associated pipeline and water disposal facilities. During the Company's fourth fiscal quarter ended August 31, 2001, this well averaged 4 mmcfe per day and produced an average of 6,350 barrels of water per day.

     The ELH #4 well commenced drilling on November 26, 2000 at a location approximately four miles southeast of the ELH #1 well. This well reached a total depth of 20,800 feet on August 7, 2001. Log and coring analysis was performed and it was determined that in order to maximize potential production, the wellbore should be directed to a more crestal position within the lower Temblor. On October 16, 2001, sidetrack drilling operations commenced to drill to a projected depth of 20,500 feet. This well is drilling at approximately 19,050 feet.

     The ELH #9 well is currently drilling at a location approximately six miles southeast of the ELH #1 well. This well commenced drilling operations on July 17, 2001 and was successfully sidetracked during October because of mechanical difficulties. This sidetrack leg, called the ELH #9-2, continues to drill at an approximate depth of 17,300 feet, with a projected total depth in the lower Temblor of 21,000 feet.

     PYR owns a 12.12% working interest in each of the above three wells, all of which are operated by Anadarko Petroleum Corporation.

     The Company is participating in a third currently drilling well at East Lost Hills. The Aera Energy LLC NWLH 1-22 well located in Section 22, T25S-R20E commenced drilling on August 23, 2001. This well is approximately three and a half miles northwest of the ELH #1 well and is designed to the Temblor formation. PYR is participating in this well, operated by Aera Energy LLC, through a pooling arrangement at a 4.04% working interest. The drilling of this well is proceeding on schedule and within budget on its way to the projected total depth of 20,000 feet. It is anticipated that this well will be entering potential zones of interest in the near future.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."